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                                                                     EXHIBIT 5.1

                       [Letterhead of McCarthy Tetrault]

                                 August 5, 1999



Securities and Exchange Commission
450 Fifth Street NW
Washington, DC  20549

Dear Sirs/Mesdames:

        Re: Registration Statement on Form S-8 of Intrawest Corporation; Intrawest 401(k) Retirement Plan

        We have acted as Canadian counsel to Intrawest Corporation (the "Company") in connection with the filing of the above-referenced Registration Statement (the "Registration Statement") relating to the registration of 30,000 common shares without par value of the Company (the "Shares") issuable upon the exercise of options granted or to be granted under the Company's 401(k) Retirement Plan (the "Plan"). In connection therewith, we have considered such questions of law and have examined and relied upon such resolutions, records, certificates of public officials and officers of the Company and other documents we deemed necessary or appropriate to enable us to render the opinion expressed below.

        Based on the foregoing, it is our opinion that any shares issued in accordance with the Plan and upon receipt by the Company of the consideration therefor shall be validly issued and outstanding as fully paid and non-assessable shares.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.


                                  Yours Truly,

                                  /s/ McCARTHY TETRAULT